Exhibit 22.1: 2006 Annual Report

2006 ANNUAL REPORT

(EST GRAPHIC)

ELECTRONIC SYSTEMS TECHNOLOGY, INC.
415 NORTH QUAY STREET, BUILDING B1
KENNEWICK, WA 99336

To Our Shareholders,

Electronic Systems Technology’s total revenues for 2006 increased to $2,666,120 compared to 2005 revenues of $2,460,506, representing the fifth consecutive record revenue year for the Company. Net Income for the year was $226,089 for 2006, or $0.04 per share, compared with the Net Income for 2005 of $113,063, or $0.02 per share. We had strong sales revenues for 2006 in the domestic Public Safety and foreign Industrial Automation markets; however our domestic Industrial Automation sales did not meet our expectations.

We continued pursuit of our mission to be pioneers in wireless data communications. In 2006 we continued our product development by adding additional software features and multiple protocols to our popular unlicensed Ethernet Model 195Eg product for the Industrial Automation and Public Safety markets in the 2.4 GHz spectrum. Two new products were developed from the 195Eg platform; the Model 195Ep licensed Ethernet radio for the Public Safety and municipal water industrial markets in the 4.9 GHz spectrum and the Model 195Es at operates in the unlicensed 900 MHz spectrum for the Industrial Automation markets. The 195Ep and 195Es are for use in frequency spectrums that have not been pursued by the Company in the past.

For 2007, the Company has a broad range of products that cover the VHF and UHF narrow band licensed frequencies with serial interfaces to Ethernet and Serial licensed and unlicensed high band UHF frequencies that operate up to 54 Mbps RF data rates. We will continue refinement and development of the ESTeem(r) product family to meet new market opportunities in the Industrial Automation and Public Safety markets in the United States and the foreign Industrial Automation market.

Financially, the Company remains in a strong position, with a continuation of our policy of remaining free of long term debt. I am confident that the foundation we have built with our innovative products and commitment of our staff, that we will continue to harvest benefits in the future.

Again, I want to say thank you to our shareholders, customers, suppliers and employees for your ongoing support and confidence.

/s/ T.L. KIRCHNER

T.L. Kirchner
President

COMPANY PROFILE

Electronic Systems Technology, Inc. ("EST" or the "Company") specializes in the manufacturing and development of wireless modem products. The Company uses manufacturing, marketing, and research and development efforts to produce and market the Company’s line of ESTeem (tm) Wireless Modem products and accessories. The Company offers products, which provide innovative communication solutions for applications not served or underutilized by conventional communication systems. The Company’s products are offered in the process automation markets in commercial, industrial, and government arenas both domestically and internationally, as well as domestic markets for public safety communications infrastructure. The Company’s products are marketed through direct sales, sales representatives, and resellers.

The Company was incorporated in the State of Washington in February 1984, and was granted a United States Patent for the "Wireless Computer Modem" in May 1987, and Canadian patent in October 1988. During the past three years, the Company has continued product improvements and enhancements to incorporate continuing technological developments, and respond to customer needs and market opportunities. Development efforts during 2006 focused on the development of the ESTeem 195Ep Ethernet licensed 4.9 GHz, spread spectrum radio modem, the ESTeem 195Es unlicensed 900 MHz spread spectrum radio modem, and continued enhancement of the ESTeem 195Eg Ethernet based radio modem. The Model 195Ep modem is designed to operate in the US Government licensed frequency spectrum for Homeland Security and first responder infrastructures. The ESTeem 195Ep entered production in the second half of 2006. The ESTeem 195Es modem will provide the user with both low speed Ethernet and high-speed serial interfaces. The ESTeem 195Es is targeted for domestic and foreign industrial automation markets and is scheduled to enter production in the first half of 2007. In an effort to maintain and expand its customer base, with particular focus on the industrial control marketplace, the Company continues efforts to team with all major programmable logic controller (PLC) hardware vendors. During 2006, the Company continued marketing products for use in SCADA, Industrial Automation, Public Safety Communication and Government marketplaces.

PRODUCTS AND MARKETS

The Company’s ESTeem wireless modem product lines provide wireless communication links between computers, peripherals, and instrumentation controls using radio frequency waves. The proliferation of computer applications in business, industry and public service has created a dynamic environment of automation and networking, requiring constantly growing amounts of data transfer. Prior to the invention of the ESTeem modem, the majority of data transfers used telephone modems or direct cable connections, both of which have costly side effects. Telephone modems have a potentially expensive monthly charge for the use of telephone lines, and direct cable connections can have installation costs as much or more than the cost of the communication system. ESTeem wireless modem products provide a wireless solution for data transfer by eliminating the need for conventional hardwiring and leased phone lines.

All of the ESTeem models ("ESTeems") come with industry standard asynchronous or Ethernet communications ports, giving users new dimensions to "Local Area Networking". ESTeem modems work on a "packet burst" communications concept. Packet systems, whether hardwired or radio, share the same principle of operation: data is taken from RS-232C, RS-422, RS-485 asynchronous or Ethernet ports and transmitted in "Electronic Packets". Once a packet of data is formed, the packet is transmitted in a "burst," from one ESTeem modem to another ESTeem modem, hence the term "packet burst communications." Internal Digi-Repeater features allow the user to increase operating range by relaying transmission through multiple ESTeems to reach a destination ESTeem. An ESTeem can operate as an operating node, a repeater node, or both simultaneously, for added flexibility. Secure data communication is provided in the ESTeem products through use of proprietary technology and industry standard techniques.

PRODUCT APPLICATIONS

Some of the major applications and industries in which ESTeem products are being utilized are as follows:

Water/Waste Water Processing	Overhead Crane Control
Industrial Automation	Shop Floor Manufacturing
Remote Data Acquisition (SCADA)	Intra-Office/Building Computer Networking
Law Enforcement/Public Safety Communications	Remote Internet Access
Power Utility	Flight Line Maintenance
Oil/Gas Pipeline	Airfield lighting control
Material Handling	Ship to Shore Communications

PRODUCT LINES

Licensed Narrow Band Products

The Company’s licensed, narrow band "packet burst" radio modems are typically used for commercial, industrial, and public safety applications. Typical indoor and outdoor fixed base and mobile applications include point to point as well as point to multi-point digital data networking. The distance is dependent on the product chosen as shown in the table below. Employing the internal digi-repeater feature in each radio modem can increase the Line-of-Sight (LOS) distances shown below for each product type.

ESTeem Model	Type	Frequency (MHz)	RF Power (Watts)	RF Data Rate (bps)	LOS Range (Miles)	Interface
192C	Narrow Band Licensed	450 to 470	1 to 5	19.2 K	15	RS-232/422/485
192CHP	Narrow Band Licensed	450 to 470	10, 20, or 30	19.2 K	40-70	RS-232/422/485
192F	Narrow Band Licensed	400 to 420	1 to 5	19.2 K	15	RS-232/422/485
192M	Narrow Band Licensed	150 to 174	1 to 5	19.2 K	15	RS-232/422/485
192MHP	Narrow Band Licensed	150 to 174	10, 20, or 30	19.2 K	40-70	RS-232/422/485

Unlicensed Spread Spectrum Products

The Model 192S is a low cost unlicensed direct sequence spread spectrum transceiver for commercial and industrial applications operating in the 2.4 GHz spectrum. Typical indoor and outdoor applications include point to point and point to multi-point digital data networking for distances to approximately 10 miles line-of-sight without the use of the digi-repeater option.

ESTeem Model	Type	Frequency (MHz)	RF Power (Watts)	RF Data Rate (bps)	LOS Range (Miles)	Interface
192S	Unlicensed	2400	.5 or 1	171K	10	RS-232/422/485

Licensed Spread Spectrum Products

The Model 195Ep is a high performance, direct sequence spread spectrum transceiver employing the industry standard, 10baseT, Ethernet connectivity, specifically designed to operate on the US Government allocated frequencies in the 4.9 GHz spectrum for Homeland Defense and first responder networks and infrastructures. Typical outdoor applications include point to point and point to multi-point digital data networking for distances to approximately 5 to 7 miles line-of-sight without the use of the digi-repeater option.

ESTeem Model	Type	Frequency (MHz)	RF Power (Watts)	RF Data Rate (bps)	LOS Range (Miles)	Interface
195Ep	Licensed	4900	2	54 M	5-7	Ethernet

Unlicensed Ethernet Spread Spectrum Products

The Company’s Ethernet radios are a high performance, direct sequence spread spectrum transceiver employing the industry standard, 10baseT, 802.11b/g Ethernet connectivity for commercial, industrial and public safety applications operating in the unlicensed 2.4 GHz spectrum with data transfer rates of up to 54 Mbps. Typical installations include data rate critical, point to point, point to multi-point, "last-mile" bridge data networking and mobile applications for distances of approximately 5 to 7 miles line-of-sight without the use of the digi-repeater option. The high data capability of these products allows them to be used in Video and Voice over Internet Protocol (VoIP) applications.

ESTeem Model	Type	Frequency (MHz)	RF Power (Watts)	RF Data Rate (bps)	LOS Range (Miles)	Interface
195Eg	Unlicensed	2400	1	54 M	5-7	Ethernet/Serial
WLANC	Unlicensed	2400	0.3	11 M	300-3000 ft.	Ethernet

ADDITIONAL PRODUCTS AND SERVICES

The Company offers various accessories to support the ESTeem products. Accessories, such as antennas, power supplies and cable assemblies, are purchased from other manufacturers and resold by EST to support the application of ESTeem modems. The Company provides direct services to customers, such as repair and upgrade of ESTeem products. To assist in the application of ESTeem wireless modems, the Company also offers professional services, site survey testing, system start-up, and custom engineering services.

PRODUCT DEVELOPMENT

The Company’s products compete in an environment of rapidly changing technology. This environment results in the necessity of the Company to be continually updating and enhancing existing products, as well as developing new products in order to remain competitive. Research and Development expenditures for new product development and improvements of existing products by the Company for 2006 and 2005 were $401,572 and $280,052, respectively. None of the Company’s research and development expenses were paid directly by any of the Company’s customers. During 2006, the Company contracted and will continue to contract, with independent, nonaffiliated, engineering companies specializing in radio design and software development, when such expertise is required.

Development efforts during 2006 focused on the development of the ESTeem 195Ep Ethernet licensed 4.9 GHz, spread spectrum radio modem, the ESTeem 195Es unlicensed 900 MHz spread spectrum radio modem, and continued enhancement of the ESTeem 195Eg Ethernet based radio modem. The Model 195Ep modem is designed to operate in the US Government licensed frequency spectrum for Homeland Security and first responder infrastructures. The ESTeem 195Ep entered production in the second half of 2006. The ESTeem 195Es modem will provide the user with both low speed Ethernet and high-speed serial interfaces. The ESTeem 195Es is targeted for domestic and foreign industrial automation markets and is scheduled to enter production in the first half of 2007. The Company plans continued research and development expenditures for development and improvement projects, as they are deemed necessary.

MARKETING STRATEGY

The majority of the Company’s products sold during 2006 were through the reselling efforts of non-exclusive, non-stocking distributors and resellers of the Company’s products, with the remainder of the Company’s sales distributed directly from the Company’s facility through direct sales to end-users of the ESTeem products. Customers generally place orders on an "as needed basis". Shipping of products is generally completed 1 to 15 working days after receipt of a customer order, with the exception of ongoing, scheduled projects, and custom designed equipment for specific customer applications.

During 2006, the Company continued advertisements in trade publications specifically targeted at users of control, instrumentation, and automation systems, as well as domestic public safety entities. The Company’s advertising targeted at users of control, instrumentation, and automation systems was focused primarily on potential users of Programmable Logic Controllers (PLCs). There are approximately twenty-five major PLC manufacturers worldwide. The Company has maintained active attendance at tradeshows targeted toward the customers and markets in which it sells products. During 2006, Company employed sales managers to concentrate marketing and sales efforts in both domestic and Latin American industrial automation, as well as Mobile Data Computers for public safety communication markets. During 2007, the Company intends to continue strategies targeting existing markets of industrial automation and Mobile Data Computers for public safety networks. The Company maintains an internet web site to provide access to product and technical information for both present and potential customers of the Company’s products. Due to the variable configuration possibilities of the Company’s products, and existing reseller relationships, the Company has not implemented an electronic commerce internet website. The Company provides technical support and service for ESTeem products through phone support, field technicians and internet sources. The Company believes high quality customer support is necessary and vital to its business. To maintain a high level of customer support the Company has in the past, and will continue in the future, to make investments and expenditures in support of its customer service programs.

The Company’s competition varies according to the market in which the Company's products are competing. All of the markets in which the Company’s products are sold are highly competitive. Management believes the ESTeem products compete favorably in the market because of performance, price, and adaptability of the products to a wide range of applications. The Company's major limitation in competing with other manufacturers is its limited marketing budget, which currently limits the Company’s nationwide advertising and sales force presence.

MARKET INFORMATION FOR THE COMPANY’S COMMON STOCK

There is no established market for trading the Common Stock of the Company. The Common Stock is not regularly quoted in the automated quotation system of a registered securities system or association. The Common Stock of the Company is traded on the "over-the-counter" market and is listed on the OTC electronic bulletin board under the symbol of "ELST". The following table illustrates the average high/low price of the Common Stock for the last two (2) fiscal years. The "over-the-counter" quotations do not reflect inter-dealer prices, retail mark-ups, commissions or actual transactions.

	Bid		Ask
	High	Low	High	Low
Fiscal year ended December 31, 2006
First Quarter	0.78	0.58	0.85	0.60
Second Quarter	0.75	0.62	0.92	0.60
Third Quarter	0.65	0.57	0.65	0.57
Fourth Quarter	0.65	0.63	0.70	0.63

Fiscal year ended December 31, 2005
First Quarter	0.80	0.65	0.83	0.65
Second Quarter	0.77	0.67	0.90	0.67
Third Quarter	0.73	0.52	0.76	0.52
Fourth Quarter	0.70	0.60	0.75	0.61

The above data was compiled from information obtained from the OTC Bulletin Board system.

Electronic Systems Technology Inc. paid non-cumulative, cash distributions on July 17, 2006, July 13, 2005, July 14, 2004, July 9, 1999, July 9, 1998, and July 11, 1997, respectively, each equivalent to $0.01 per outstanding share. The Company also paid a non-cumulative cash distribution on July 16, 2003, equivalent to $0.015 per outstanding share. Dividends undertaken by the Company will be solely at the discretion of the Board of Directors.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management’s discussion and analysis is intended to be read in conjunction the Company’s audited financial statements the integral notes thereto. The following statements may be forward-looking in nature and actual results may differ materially.

RESULTS OF OPERATIONS

GENERAL: The Company specializes in the manufacturing and development of wireless modem products. The Company offers product lines which provide innovative communication solutions for applications not served by existing conventional communication systems. The Company offers product lines in markets for process automation in commercial, industrial and government arenas domestically, as well as internationally, and domestically to public safety entities for mobile data computer terminal (MDC) applications. The Company markets its products through direct sales, sales representatives, and domestic, as well as foreign, resellers. Operations of the Company are sustained solely from revenues received through sales of its products and services.

FISCAL YEAR 2006 vs. FISCAL YEAR 2005

GROSS REVENUES: Total revenues for the fiscal year 2006 were $2,666,120 reflecting an 8% increase from $2,460,506 gross revenues for fiscal year 2005. The increase in total revenues is the result of increased interest revenues and a small increase in product sales revenues during 2006. Product sales increased to $2,617,810 in 2006, as compared to 2005 sales of $2,417,700, reflecting a sales increase of 8%. Management believes the increase in sales revenues were the result of increases in domestic MDC sales and foreign sales. The growth in MDC sales was due to the completion of a large MDC project using the Company’s products in the State of Mississippi during 2006. The Company’s products being employed in a large industrial automation project in Colombia during 2006 resulted in increased foreign sales revenues. The Company’s domestic industrial automation sales did not experience any growth during 2006. Management believes the lack of growth in domestic industrial automation revenues is the continuation of a pattern seen in 2005 and is the result of continued product and price competition in the industrial automation market. During 2007, the Company will continue strategies targeting existing markets of industrial controls and MDC applications, and a continued restructuring of the activities of the Company’s sales managers for increased coverage and exposure for the domestic industrial automation market. Though Management is committed to implementing these strategies, sustaining or increasing sales revenues for 2007 cannot be guaranteed due to the highly competitive markets in which the Company’s products and services are marketed.

Interest revenues increased to $48,310 from 2005 levels of $42,806 due to increased rates of return received on the Company’s investments.

OPERATING SEGMENTS

Segment information is prepared on the same basis that the Company’s Management reviews financial information for operational decision-making purposes. The Company’s operating segment information is contained in "Financial Statements, Notes to Financial Statements, Note 13 – Segment Reporting".

Domestic Revenues

The Company’s domestic operations represent 81% of the Company’s total net revenues. Domestic operations sell ESTeem modem products, accessories and service primarily through domestic resellers, as well as directly to end users of the Company’s products. Domestic revenues increased to $2,149,021 for the year ended 2006, compared to $2,001,143 for the year ended 2005, reflecting an increase of 7%. The increase in domestic revenues is attributable to increased sales for MDC applications during 2006. A majority of the Company's domestic product sales during 2006 were employed in industrial automation applications. An example of an industrial automation application is a municipal water treatment operation, which employs the ESTeem modem to transmit industrial control information to and from control room areas via a wireless communications infrastructure. It is the opinion of Management that industrial automation applications will continue to provide the largest portion of the Company's revenues in the foreseeable future. The Company’s domestic industrial automation sales did not experience any growth during 2006. Management believes the lack of growth in domestic industrial automation revenues is the continuation of a pattern seen in 2005 and is the result of continued product and price competition in the industrial automation market.

The Company’s domestic sales were augmented by sales of the Company’s products for MDC systems to public entities, which accounted for 25% of the Company’s domestic sales during 2006. The growth in MDC sales was due to the completion of a large MDC project using the Company’s products in the State of Mississippi during 2006. An example of an MDC system for a public entity is a local area network (LAN), between police department computer dispatch centers and individual police vehicles. Management believes funding of MDC projects on local, state and federal levels cannot be guaranteed and therefore MDC projects involving the Company’s products become very difficult to predict.

In 2006, products purchased by U.S. Government agencies or by U.S. Government contractors amounted to $29,075 or 1% of gross sales revenues as compared with 2005 levels of $45,384 or 2% of gross product and service revenues. Products purchased by the U.S. Government or U.S. Government contractors during 2006 were used primarily for water/waste water processing and airport lighting applications. Management believes U.S. Government sales will remain low during 2007 due to a lack of U.S. Government funding for programs using the Company’s products.

Domestic segment operating income increased to $427,513 for 2006 as compared with $225,967 for 2005 due to increased profit margin on the products and services sold during 2006 when compared with 2005.

Foreign Revenues

The Company’s foreign operating segment represents 19% of the Company’s total net revenues. The foreign operating segment is based wholly in the United States and maintains no assets outside of the United States. The foreign operating segment sells ESTeem modem products, accessories and service primarily through foreign resellers, as well as directly to end customers of the Company’s products located outside the United States.

During 2006, the Company had $517,099 in foreign export sales, amounting to 19% of gross revenues for the year, compared with foreign export sales of $459,363 for 2005, reflecting an increase of 13%. The increase is attributable to increased sales revenues in Latin America, particularly Colombia where the Company’s products were installed in a large industrial automation application. Products purchased by foreign customers were used primarily in industrial automation applications. Management believes the majority of foreign export sales are the results of the Company’s Latin American sales staff, EST foreign reseller activity, and the Company’s internet website presence.

Operating income for the foreign segment increased to $189,327 for 2006 as compared with $169,632 for 2005 due to increased sales revenues for the segment during 2006.

Unallocated Corporate

Unallocated corporate expenses relate to functions, such as accounting, corporate management and administration, that support but are not attributable to the Company’s domestic or foreign operating segments, include salaries, wages and other expenses related to the performance of these support functions. Unallocated corporate expenses increased during 2006 to $273,826 as compared with $220,842 for 2005, and represented expense to total net revenue percentage of 10% and 9% respectively. The increase during 2006 was the result of increased profit sharing bonuses accrued for 2006 profitability, recognition of share based compensation, increased state taxes and professional services when compared with 2005.

As of December 31, 2006, the Company had a backlog of $100,400 in sales orders. The Company’s customers generally place orders on an "as needed basis". Shipment for the Company’s products is generally completed within 1 to 15 working days after receipt of customer orders, with the exception of ongoing, scheduled projects, and custom designed equipment for specific customer applications.

COST OF SALES: Cost of Sales, as a percentage of gross sales, was 39% and 46% respectively, for 2006 and 2005. Cost of Sales variances are the result of the product mix sold, as well as differences in the price discounting structure for the mix of products sold during the period.

INVENTORY: The Company's year-end inventory values for 2006 and 2005 were as follows:

	2006	2005
Parts	$255,793	$293,077
Work in progress	108,162	14,518
Finished goods	218,960	177,662
TOTAL	$582,915	$485,257

The Company's objective is to maintain inventory levels as low as possible to provide maximum cash liquidity, while at the same time, meet production and delivery requirements. Approximately 10% of the Company’s inventory at December 31, 2006 consisted of parts having lead times ranging from 12 to 16 weeks. Some parts are maintained at high levels to assure availability to meet production requirements, and accordingly, account for a significant portion of the Company’s inventory value. Based on past experience with component availability, distributor relationships, and inventory levels, the Company does not foresee shortages of materials used in production. However, developments in the electronic component marketplace, involving components used by the Company which are also used in cellular phones, pagers and other personal technology devices, have the potential of creating negative availability and delivery issues for components used by the Company. The Company has been able to procure parts on a timely basis as of the date of this report, however procurement cannot be guaranteed in the future. If shortages were to occur, material interruption of production and product delivery to customers could occur. Inventory levels increased between December 31, 2005 and December 31, 2006, due to the Company increasing production and finished goods levels to meet increased sales activity during 2006.

OPERATING EXPENSES: Operating expenses increased to $1,282,761 in 2006, from 2005 levels of $1,140,174. Material changes in expenses are comprised of the following components: Advertising increased to $17,558 from $12,679 in 2005 due to timing differences in trade publication advertising when compared with 2005. Sales Commissions decreased to $4,144 in 2006 due to decreased commissions paid to third parties when compared with 2005. Depreciation expense decreased during 2006 to $59,401 from 2005 levels of $71,031 due to the Company’s decreased assets when compared with 2005. Supplies and materials expense increased to $49,850 for 2006 from 2005 levels of $25,789 due to increased research and development related supplies employed in product development during 2006. Professional services increased to $191,817 from 2005 levels of $100,785 due to increased subcontracted software development and engineering expertise employed by the Company during 2006. Rent and Utilities expense increased to $53,751 during 2006 as compared with $44,072 during 2005 due to the Company moving to a larger leased facility during the fourth quarter of 2005. Telephone expenses decreased during 2006 to $12,935 as compared to $15,161 during 2005 due to a temporary reduction in sales personnel during 2006. Travel expenses decreased to $85,145 for 2006, compared to $119,278 for 2005, due to decreased sales and customer support related activities when compared with 2005. Salaries, benefits and related taxes, decreased to $1,012,199 in 2006, from 2005 levels of $1,030,027, due to wages paid by the Company decreasing as a result of the Company having a net loss of three employees during 2006 when compared with 2005.

FISCAL YEAR 2005 vs. FISCAL YEAR 2004

GROSS REVENUES: Total revenues for the fiscal year 2005 were $2,460,506 reflecting a 1% increase from $2,440,133 gross revenues for fiscal year 2004. The increase in total revenues is the result of increased interest revenues and a small increase in product sales revenues during 2005. Product sales increased to $2,417,700 in 2005, as compared to 2004 sales of $2,416,625. Management believes the small increase in sales revenues was the result of increases in domestic industrial automation and MDC sales, but these increases were countered by lower than expected foreign sales. Management believes that the lack of growth for domestic and foreign industrial automation revenues is the result of continued product and price competition in the industrial automation market. Interest revenues increased to $42,806 from 2004 levels of $23,508 due to increased rates of return received on the Company’s investments.

OPERATING SEGMENTS

The Company’s operating segment information is contained in "Financial Statements, Notes to Financial Statements, Note 13 – Segment Reporting".

Domestic Revenues

The Company’s domestic operations represent 81% of the Company’s total net revenues. Domestic operations sell ESTeem modem products, accessories and service primarily through domestic resellers, as well as directly to end users of the Company’s products. Domestic revenues increased to $2,001,143 for the year ended 2005, compared to $1,932,642 for the year ended 2004, reflecting an increase of 3%. This slight increase is attributable to increased sales in both the industrial automation and MDC marketplaces during 2005. Management believes that the reduced growth for domestic revenues is the result of continued product and price competition in the industrial automation market. During 2005, a majority of the Company's domestic product sales were employed in industrial automation applications. It is the opinion of Management that industrial automation applications will continue to provide the largest portion of the Company's revenues in the foreseeable future. The Company’s domestic sales were augmented by sales of the Company’s products for MDC systems to public entities, which accounted for 21% of the Company’s domestic sales during 2005. Management believes funding of MDC projects on local, state and federal levels cannot be guaranteed and therefore MDC projects involving the Company’s products become very difficult to predict.

In 2005, products purchased by U.S. Government agencies or by U.S. Government contractors amounted to $45,384 or 2% of gross sales revenues as compared with 2004 levels of $16,432 or 1% of gross product and service revenues. Products purchased by the U.S. Government or U.S. Government contractors during 2005 were used primarily for airport lighting and material handling applications.

Domestic segment operating income decreased to $225,967 for 2005 as compared with $261,378 for 2004 due to increased operating expenses for the segment resulting from the addition of a domestic sales manager during 2005.

Foreign Revenues

The Company’s foreign operating segment represents 19% of the Company’s 2005 total net revenues. The foreign operating segment is based wholly in the United States and maintains no assets outside of the United States. The foreign operating segment sells ESTeem modem products, accessories and service primarily through foreign resellers, as well as directly to end customers of the Company’s products located outside the United States.

During 2005, the Company had $459,363 in foreign export sales, amounting to 19% of gross revenues for the year, compared with foreign export sales of $507,491 or 21% of gross revenues for 2004. Foreign revenues decreased to $459,363 for the year ended 2005, compared to $507,491 for the year ended 2004, reflecting a decrease of 9%. This decrease is attributable to reduced sales revenues in Ecuador, Brazil, Jordan and Taiwan when compared with the same period of 2004, which had strong sales for these countries. Products purchased by foreign customers were used primarily in industrial automation applications. Management believes the majority of foreign export sales are the results of the Company’s Latin American sales staff, EST foreign reseller activity, and the Company’s internet website presence.

Unallocated Corporate

Unallocated corporate expenses relate to functions, such as accounting, corporate management and administration, that support but are not attributable to the Company’s domestic or foreign operating segments, include salaries, wages and other expenses related to the performance of these support functions. Unallocated corporate expenses decreased slightly during 2005 to $220,842 as compared with $221,490 for 2004, and represented expense to total net revenues percentage of 9% for both 2004 and 2005.

OPERATING EXPENSES: Operating expenses increased to $1,140,174 in 2005, from 2004 levels of $1,089,396. Material changes in expenses are comprised of the following components: Advertising decreased from 2004 levels of $17,160 to $12,679 due to timing differences in trade publication advertising when compared with 2004. Bad debt expense increased to $5,116 during 2005 as compared to none during 2004. Sales Commissions decreased to $5,291 in 2005 due to decreased commissions paid to third parties under one-time finders fee agreements for various projects. Depreciation expense increased during 2005 to $71,031 from 2004 levels of $65,370 due to the Company’s increased depreciable assets when compared with 2004. Supplies and materials expense decreased to $25,789 for 2005 from 2004 levels of $31,920 due to decreased supplies usage as the development cycle of the ESTeem 195E changed during 2005. Professional services increased to $100,785 from 2004 levels of $96,039 due to subcontracted software development and engineering expertise employed by the Company, as well as increased audit and legal consultation fees paid during 2005. Rent and Utilities expense increase to $44,072 during 2005 as compared with $39,170 during 2004 due to the Company moving to a larger leased facility during the fourth quarter of 2005. Repairs and maintenance expense decreased to $16,435 during 2005 as compared with $24,774 during 2004 due to decreased repairs and updates for test equipment and computer systems. Telephone expenses increased during 2005 to $15,161 as compared to $12,845 during 2004 due to the addition of a domestic sales manager during 2005. Travel expenses increased to $119,278 for 2005, compared to $91,879 for 2004, due to increased travel related to the activities for the Company’s additional sales manager and foreign sales activity during 2005. Salaries, benefits and related taxes, increased to $1,030,027 in 2005, from 2004 levels of $986,731, due to wages paid to an additional Company employee during 2005, and increased health insurance costs when compared with 2004.

LIQUIDITY AND CAPITAL RESOURCES

The Company’s revenues and expenses resulted in net income of $226,089 for 2006, increased from net income of $113,063 for 2005. The increase in net income is the result of increased sales revenues and profit margins on products and services sold, as well as increased interest income, when compared with 2005. At December 31, 2006, the Company's working capital was $2,824,793 compared with $2,588,752 at December 31, 2005. The Company’s operations rely solely on the income generated from sales. The Company's major capital resource requirements are payment of employee salaries and benefits and maintaining inventory levels adequate for production. Extended availability for components critical for production of the Company’s products, ranging from 12 to 16 weeks, require the Company to maintain high inventory levels. It is Management’s opinion that the Company’s working capital as of December 31, 2006 is adequate for expected resource requirements for the next twelve months.

The Company's current asset to current liability ratio at December 31, 2006 was 10.1:1 compared to 15.7:1 at December 31, 2005. The decrease in current asset ratio is the result of increased income tax payable, accounts payable and accrued payroll liability at year-end 2006, when compared with 2005.

The Company's cash resources at December 31, 2006, including cash and cash equivalent liquid assets, were $1,487,848, compared to cash resources of $651,265 at year-end 2005. The increase in cash resources is the result of restructuring of the Company’s investments from a third party managed investment account to short term, self managed investment instruments when compared with year-end 2005. At year-end 2006 none of the Company’s investments contained elements that would have presented unrealized losses, as compared with net unrealized losses on marketable securities net of tax in the amount of $17,017 for year-end December 31, 2005.

As of January 1, 2005, the Company entered into a 39-month agreement with Netsuite Inc. to provide the Company’s customer relationship management and accounting software and related network infrastructure services. The current portion of the prepaid Netsuite Inc. services as of December 31, 2006, is reflected in prepaid expenses and amounted to $18,104. The long term portion of the prepaid Netsuite Inc. services as of December 31, 2006 is reflected in "other assets" in the Company’s Balance Sheets.

The Company's trade accounts receivable, adjusted for allowance for uncollectible accounts, at December 31, 2006, were $401,127, compared to $222,982 at year-end 2005. The increase is the result of unusually strong sales late in December of 2006 when compared with the same period of December 31, 2005. Management believes that all of the Company’s accounts receivable as of December 31, 2006 are collectible.

The Company believes the level of risk associated with customer receipts on export sales is minimal. Foreign shipments are made only after payment has been received, irrevocable letter of credit terms have been pre-arranged, or on Net 30 day credit terms to established foreign companies with which the Company has distributor relationships. Foreign orders are generally filled as soon as they are received therefore, foreign exchange rate fluctuations do not impact the Company.

Inventory level as of December 31, 2006, was $582,915, reflecting an increase from December 31, 2005 levels of $485,257. The increase in inventory between December 31, 2005 and December 31, 2006, is due to the Company increasing production and finished goods levels to meet increased sales activity during 2006.

The Company had capital expenditures during 2006 of $28,125 primarily for production related test equipment, computer system upgrades and a new tradeshow display. The Company intends on investing in additional capital equipment as deemed necessary to support development and manufacture of current and future products. As of December 31, 2006, the Company's current liabilities were $310,351, increased from 2005 year-end levels of $176,137. The increase was the result of increased levels of accounts payable, accrued payroll liabilities and income taxes payable when compared with year-end 2005.

Inflation had minimal adverse effect on the Company’s operations during 2006. Minimal adverse effect is anticipated during 2007.

FORWARD LOOKING STATEMENTS: The above discussion may contain forward-looking statements that involve a number of risks and uncertainties. In addition to the factors discussed above, among other factors that could cause actual results to differ materially are the following: competitive factors such as rival wireless architectures and price pressures; availability of third party component products at reasonable prices; inventory risks due to shifts in market demand and/or price erosion of purchased components; change in product mix, and risk factors that are listed in the Company’s reports and registrations statements filed with the Securities and Exchange Commission.

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

FINANCIAL STATEMENTS
AND
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

TABLE OF CONTENTS

Page

Report of Independent Registered Public Accounting Firm	1

Financial Statements:

Balance Sheets	2

Statements of Income	3

Statements of Comprehensive Income	4

Statements of Changes in Stockholders’ Equity	5

Statements of Cash Flows	6-7

Notes to Financial Statements	8-23

Supplemental Schedules of Operating Expenses	24

Supplemental Schedules of Selected Financial Data	25

Moe O'Shaughnessy & Associates, P.S.
Certified Public Accountants

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Electronic Systems Technology, Inc.
415 N. Quay - Suite 4
Kennewick, WA 99336

We have audited the accompanying balance sheets of Electronic Systems Technology, Inc., as of December 31, 2006 and 2005, and the related statements of income, comprehensive income, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of internal control over financial reporting. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Electronic Systems Technology, Inc., as of December 31, 2006 and 2005, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of operating expenses and selected financial data are presented for purposes of additional analyses and are not a required part of the basic financial statements. Such supplemental schedules have been subjected to the auditing procedures applied in the examination of the basic financial statements and, in our opinion, are fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.

/s/ MOE O’SHAUGHNESSY & ASSOCIATES, P.S.

February 16, 2007

427 W. Sinto Avenue, Ste. 200, Spokane, Washington 99201
Phone (509) 325-4900 Fax (509) 325-9345 E-Mail moaps@qwest.net

1

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

BALANCE SHEETS

DECEMBER 31, 2006 AND 2005

ASSETS

	2006	2005
CURRENT ASSETS
Cash	$ 55,665	$ 11,100
Money Market investment	1,432,183	640,165
Certificates of deposit	630,000	449,613
Available-for-sale investments	-	921,029
Accounts Receivable, net of Allowance for doubtful account of $3,059 at 2006 and $1,685 at 2005	401,127	222,982
Inventory	582,915	485,257
Prepaid insurance	8,376	9,281
Prepaid expenses	20,228	22,704
Accrued interest	4,650	2,758

Total Current Assets	3,135,144	2,764,889

PROPERTY AND EQUIPMENT - NET	152,655	184,025

OTHER ASSETS - NET	5,852	25,067

DEFERRED INCOME TAX BENEFIT	6,200	20,600

	$3,319,851	$2,994,581

See Notes to Financial Statements.

2

LIABILITIES AND STOCKHOLDERS' EQUITY

	2006	2005
CURRENT LIABILITIES
Accounts payable	$ 93,051	$ 41,377
Refundable deposits	67	72
Accrued payroll and bonus	37,706	22,855
Accrued payroll and other taxes	10,527	7,569
Accrued vacation pay	28,910	23,685
Income tax payable	140,090	80,579

Total Current Liabilities	310,351	176,137

DEFERRED INCOME TAXES	50,500	59,300

COMMITMENTS AND CONTINGENCIES	-	-

STOCKHOLDERS’ EQUITY
Common stock - $.001 par value
50,000,000 shares authorized, 5,153,667 and 5,148,667 issued and outstanding at 2006 and 2005, respectively	5,154	5,149
Additional paid-in capital	974,466	966,184
Retained earnings	1,979,380	1,804,828
Accumulated other comprehensive loss	-	(17,017)
	2,959,000	2,759,144
	$3,319,851	$2,994,581

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31, 2006, 2005, AND 2004

	2006	2005	2004
SALES - NET	$2,617,810	$2,417,700	$2,416,625

COST OF SALES	1,018,798	1,112,683	1,083,848

GROSS PROFIT	1,599,012	1,305,017	1,332,777

OPERATING EXPENSES	1,282,761	1,140,174	1,089,396

OPERATING INCOME	316,251	164,843	243,381

OTHER INCOME
Interest income	48,310	42,806	23,508
Other income (expense)	(21,547)	(32,892)	(6,763)

	26,763	9,914	16,745

INCOME BEFORE INCOME TAXES	343,014	174,757	260,126

PROVISION FOR FEDERAL INCOME TAXES	116,925	61,694	85,306

NET INCOME	$ 226,089	$ 113,063	$ 174,820

BASIC EARNINGS PER SHARE	$ 0.04	$ 0.02	$ .03

DILUTED EARNINGS PER SHARE	$ 0.04	$ 0.02	$ 0.03

See Notes to Financial Statements.

3

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

STATEMENTS OF COMPREHENSIVE INCOME

FOR THE YEARS ENDED DECEMBER 31, 2006, 2005, AND 2004

	2006	2005	2004
NET INCOME	$226,089	$113,063	$174,820

OTHER COMPREHENSIVE LOSS:
Unrealized loss on securities arising during the period	-	(8,948)	(9,622)

Income tax benefit related to other comprehensive loss	-	3,043	3,272

Other comprehensive loss, net	-	(5,905)	(6,350)

COMPREHENSIVE INCOME	$226,089	$107,158	$168,470

See Notes to Financial Statements.

4

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2006, 2005, AND 2004

	Common Stock		Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total
	Shares	Amount
BALANCE AT JANUARY 1, 2004	5,098,667	$ 5,099	$945,734	$1,619,419	$ (9,474)	$2,560,778

STOCK OPTIONS EXERCISED	50,000	50	20,450	-	-	20,500

COMPREHENSIVE INCOME:
Net income December 31, 2004	-	-	-	174,820	-	174,820
Unrealized loss on securities-net	-	-	-	-	(6,350)	(6,350)

CASH DIVIDEND	-	-	-	(50,987)	-	(50,987)
	5,148,667	5,149	966,184	1,743,252	(15,824)	2,698,761

COMPREHENSIVE INCOME:
Net income December 31, 2005	-	-	-	113,063	-	113,063
Unrealized loss on securities-net	-	-	-	-	(5,905)	(5,905)
Less reclassification adjustment included in income	-	-	-	-	4,712	4,712

CASH DIVIDEND	-	-	-	(51,487)	-	(51,487)
	5,148,667	5,149	966,184	1,804,828	(17,017)	2,759,144

STOCK OPTIONS EXERCISED	5,000	5	1,995	-	-	2,000

COMPREHENSIVE INCOME:
Net income	-	-	-	226,089	-	226,089
Less reclassification adjustment included in net income	-	-	-	17,017	-	17,017

SHARE-BASED COMPENSATION	-	-	6,287	-	-	6,287

CASH DIVIDEND	-	-	-	(51,537)	-	(51,537)

BALANCE AT DECEMBER 31, 2006	5,153,667	$ 5,154	$974,466	$1,979,380	$ -	$2,959,000

See Notes to Financial Statements.

5

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2006, 2005, AND 2004

	2006	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$ 226,089	$ 113,063	$ 174,820
Non-cash expenses included in income:
Depreciation	59,401	71,031	65,370
Amortization	1,433	2,851	4,257
Allowance for doubtful accounts	1,374	(199)	(269)
Deferred income taxes	(14,400)	(19,500)	13,400
Loss on disposition of assets	94	16,468	3
Realized loss on sale of investments	19,343	7,140	-
Share-based compensation	6,287	-	-
Decrease (increase) in current assets:
Accounts receivable, net	(179,519)	34,297	28,161
Inventory	(97,658)	119,902	(93,187)
Other current assets	1,489	(22,165)	(620)
Prepaid federal income tax	-	-	29,433
Increase (decrease) in current liabilities:
Accounts payable and other current liabilities	74,703	(74,276)	(32,677)
Federal income taxes payable	50,746	41,993	42,473

Net Cash From Operating Activities	149,382	290,605	231,164

CASH FLOWS FROM INVESTING ACTIVITIES:
Deposits and long term prepaids	17,782	(23,294)	18,605
Purchase of investments and certificates of deposit (CD)	(1,572,000)	(990,000)	(12,750)
Proceeds from sale of investments and CD	2,319,081	955,028	-
Additions to property and equipment	(28,125)	(18,067)	(96,155)

Net Cash From Investing Activities	736,738	(76,333)	(90,300)

CASH FLOWS FROM FINANCING ACTIVITIES:
Stock options exercised	2,000	-	20,500
Cash dividend	(51,537)	(51,487)	(50,987)

Net Cash From Financing Activities	$ (49,537)	$ (51,487)	$ (30,487)
			(continued)

See Notes to Financial Statements.

6

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2006, 2005, AND 2004

	2006	2005	2004
NET INCREASE IN CASH AND EQUIVALENTS	$ 836,583	$ 162,785	$ 110,377

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	651,265	488,480	378,103

CASH AND CASH EQUIVALENTS AT END OF YEAR	$1,487,848	$ 651,265	$ 488,480

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the year for:
Income taxes	$ 80,798	$ 39,201	$ -

Cash and cash equivalents
Cash	$ 55,665	$ 11,100	$ 11,100
Money market	1,432,183	640,165	477,380

	$1,487,848	$ 651,265	$ 488,480
			(concluded)

See Notes to Financial Statements.

7

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

1. Organization and Summary of Significant Accounting Policies

Business Organization

The Company was incorporated under the laws of the State of Washington on February 10, 1984, primarily to develop, produce, sell and distribute wireless modems that will allow communication between peripherals via radio frequency waves. On November 12, 1984, the Company sold 3,000,000 shares of its unissued common stock to the public at an offering price of $.30 per share, arbitrarily determined by the underwriter.

Accounting Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Estimates used in the accompanying financial statements include allowance for uncollectible accounts receivable, inventory obsolescence, useful lives of depreciable assets, and deferred income taxes. Actual results could differ from those estimates.

Concentrations of Credit Risks

Financial instruments that potentially subject the Company to credit risk consists of cash and customer receivables.

The Company places its cash with one major financial institution. During the period, the Company had cash balances that were in excess of federally insured limits.

The Company’s customers, to which trade credit terms are extended, consist of United States and local governments and foreign and domestic companies.

8

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

1. Organization and Summary of Significant Accounting Policies (Continued)

Revenue Recognition

The Company recognizes revenue from product sales when the goods are shipped or delivered and title and risk of loss pass to the customer. Provision for certain sales incentives and discounts to customers are accounted for as reductions in sales in the period the related sales are recorded. Products sold to foreign customers are shipped after payment is received in U.S. funds, unless an established distributor relationship exists or the customer is a foreign branch of a U.S. company.

Revenues from site support and engineering services are recognized as the Company performs the services. Amounts billed and collected before the services are performed are included in deferred revenues. Revenue is recognized based upon proportional performance when the contract contains performance milestones.

Due to the specialized nature of the products sold, the Company does not generally sell its products with the right of return; therefore returns are reported when they occur.

The Company warrants its products as free of manufacturing defects and provides a refund of the purchase price, repair or replacement of the product for a period of one year from the date of installation by the first user/customer. No allowance for estimated warranty repairs or product returns has been recorded.

9

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

1. Organization and Summary of Significant Accounting Policies (Continued)

Financial Instruments

The Company’s financial instruments are cash and cash equivalents, accounts receivable and accounts payable. The recorded values of cash and cash equivalents, accounts receivable and accounts payable approximate their fair values based on their short-term nature.

Cash and Cash Equivalents

Cash and cash equivalents consist primarily of cash, certificates of deposit, money market accounts and investment grade commercial grade paper that is readily convertible into cash and purchased with original maturities of three months or less.

Allowance for Uncollectible Accounts

The Company uses the allowance method to account for uncollectible accounts receivable. Accounts receivable are presented net of an allowance for doubtful accounts of $3,059 and $1,685 as of December 31, 2006 and 2005, respectively. The Company’s policy for writing off past due accounts receivable is based on the amount, time past due, and response received from the subject customer.

Accounts receivable include $74,222 of amounts due which are over ninety days past due at December 31, 2006.

Inventory

Inventories are stated at lower of direct cost or market. Cost is determined on an average cost basis that approximates the first-in, first-out (FIFO) method. Market is determined based on net realizable value and consideration is given to obsolescence.

10

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

1. Organization and Summary of Significant Accounting Policies (Continued)

Patent Costs

Expenses incurred in connection with the patent have been capitalized and are being amortized over 17 years. The patent was fully amortized at December 31, 2006.

Property and Equipment

Property and equipment are carried at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. The useful life of property and equipment for purposes of computing depreciation is five to seven years. The Company periodically reviews its long-lived assets for impairment and, upon indication that the carrying value of such assets may not be recoverable, recognizes an impairment loss by a charge against current operations.

Investments

The Company classifies its marketable equity securities into trading or available-for-sale categories. Marketable securities that are held principally for the purpose of selling them in the near term are classified as trading securities and are reported at fair value, with unrealized gains and losses recognized in earnings. Marketable equity securities classified as available-for-sale are carried at fair market value, with the unrealized gains and losses, net of tax, included in the determination of comprehensive income and reported in the stockholders’ equity.

The fair value of substantially all securities is determined by quoted market prices. Gains or losses on securities sold are based on the specific identification method.

At December 31, 2006, all available-for-sale investments had been liquidated resulting in a realized loss of $19,343.

11

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

1. Organization and Summary of Significant Accounting Policies (Continued)

Certificates of deposit with original maturities ranging from three months to six months were purchased for $630,000, at December 31, 2006.

Capitalized Software Costs

Capitalized software costs consist of costs to purchase and develop software. The Company capitalizes the costs of creating a software product to be sold, leased or otherwise marketed, for which technological feasibility has been established. Amortization of the software product, on a product-by-product basis, begins on the date the product is available for distribution to customers and continues over the estimated revenue-producing life, not to exceed five years. All software costs were fully amortized at December 31, 2006.

Income Taxes

The provision for income taxes is computed on the pretax income (loss) based on the current tax law. Deferred income taxes are recognized for the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates.

Research and Development

Research and development costs are expensed as incurred. Research and development expenditures for new product development and improvements of existing products by the Company for 2006, 2005, and 2004, were $401,572, $280,052, and $306,949, respectively.

12

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

1. Organization and Summary of Significant Accounting Policies (Continued)

Advertising Costs

Costs incurred for producing and communicating advertising are expensed when incurred. Advertising costs for the years ended December 31, 2006, 2005, and 2004, were $17,558, $12,679, and $17,160, respectively.

Comprehensive Income

Comprehensive income consists of net income and unrealized losses on marketable equity investments.

Reclassifications

Certain reclassifications have been made to the prior years’ financial statements to conform to the current year presentation. These reclassifications had no effect on previously reported results of operations or retained earnings.

Share-Based Compensation

Effective January 1, 2006, the Company adopted SFAS 123R, a revision of SFAS 123, "share-based payment". SFAS 123R requires all share-based payments to employees, including grants of employee stock options, be measured at fair value and expensed in the statement of operations over the service period. See Note 7 for additional information. In addition to the recognition of expense in the financial statements, under SFAS 123R, any excess tax benefits received upon exercise of options will be presented as a financing activity inflow rather than an adjustment of operating activity as presented in prior years.

13

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

1. Organization and Summary of Significant Accounting Policies (Continued)

Recent Accounting Pronouncements

In July 2006, the FASB issued Interpretation No. 48, "Accounting for Uncertainty in Income Taxes" (FIN48), which is effective for fiscal years beginning after December 31, 2006. The purpose of FIN48 is to clarify and set forth consistent rules for accounting for uncertain tax positions in accordance with FAS 109, "Accounting for Income Taxes". The cumulative effect of applying the provisions of this interpretation are required to be reported separately as an adjustment to the opening balance of retained earnings in the year of adoption. The Company is in the process of reviewing and evaluating FIN48, but does not believe that its adoption will have a material impact on the financial statements.

2. Inventories

Inventories consisted of the following:

	2006	2005
Parts	$255,793	$293,077
Work in progress	108,162	14,518
Finished goods	218,960	177,662
	$582,195	$485,257

3. Property and Equipment

Property and equipment consisted of the following:

	2006	2005
Laboratory equipment	$504,651	$478,715
Furniture and fixtures	16,398	16,503
Dies and molds	103,418	103,418
	624,467	598,636
Accumulated depreciation	(471,812)	(414,611)
	$152,655	$184,025

14

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

4. Other Assets

Other assets consisted of the following:

	2006	2005
Patent costs	$ 1,850	$ 1,850
Software costs	86,330	86,330
	88,180	88,180
Accumulated amortization	(88,180)	(86,747)
	-	1,433
Deposits	340	340
Prepaid expense - long term	5,512	23,294
	$ 5,852	$ 25,067

5. Provision For Income Taxes

The Company uses the asset and liability approach in accounting for income taxes.

The provision for federal income taxes consisted of:

	2006	2005	2004
Current	$140,090	$ 80,579	$ 68,634
Deferred	(23,165)	(18,885)	16,672
Provision for federal income taxes	$116,925	$ 61,694	$ 85,306

The components of deferred tax assets and liabilities at December 31, were as follows:
	2006	2005	2004
Deferred tax assets:
Accrued liabilities	$ 9,800	$ 8,000	$ 7,700
Inventory adjustment	3,400	-	-
Unrealized loss on investments	-	8,800	8,200
Capital loss carry forward	9,800	3,200	800
Other	3,200	600	600
Total	$ 26,200	$ 20,600	$ 17,300
Deferred tax liabilities:
Depreciable property	$ 50,500	$ 59,300	$ 75,500
Total	$ 50,500	$ 59,300	$ 75,500

15

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

5. Provision For Income Taxes - (Continued)

The differences between the provision for income taxes and income taxes computed using the U.S. federal income tax rate were as follows:
	2006	2005	2004
Amount computed using the statutory rate	$140,090	$80,579	$68,634
Increase(decrease) in deferred tax (assets) liabilities	(14,400)	(19,500)	13,400
Income tax benefit - unrealized loss on securities	-	3,043	3,272
Decrease in deferred tax asset - reclassification adjustment accumulated other comprehensive loss	(8,765)	(2,428)	-
Provision for federal income taxes	$116,925	$61,694	$85,306

6. Profit Sharing Salary Deferral 401-K Plan

The Company sponsors a Profit Sharing Plan and Salary Deferral 401-K plan and trust. All employees over the age of twenty-one are eligible. The Company is not making contributions under the current plan agreement. However, on or at January 1, 2006, the Company adopted a four percent salary matching provision. The Company contributed $23,758 to the plan at December 31, 2006.

16

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

7. Share-Based Compensation

Effective for January 1, 2006, the Company adopted SFAS 123R using the modified prospective transition method. The Company previously accounted for these plans under the recognition and measurement principles of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees" (APB25), and related interpretations and disclosure requirements established by SFAS 123, "Accounting for Stock-Based Compensation".

The Company grants stock options to individual employees and directors with three years continuous tenure. After termination of employment, stock options may be exercised within ninety days.

The fair value of each option award is estimated on the date of the grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in:
	2006	2005 (Pro Forma)	2004 (Pro Forma)
Dividend yield	1.43%	1.25%	1.15%
Expected volatility	49%	63%	65%
Risk-free interest rate	4.67%	3.65%	2.25%
Expected term (in years)	3	3	3
Estimated fair value per option granted	$0.25	$0.34	$0.41

The average risk-free interest rate is based on the three-year U.S. Treasury Bond rate in effect as of the grant date. The expected volatility is determined using a weighted average of weekly historical volatility of the stock price over a period of one year prior to the grant dates. The Company uses historical data to estimate option exercise rates. The option exercise rate for option grants in 2006 was twelve percent.

In the year ended December 31, 2006, the Company recognized $6,287 in share-based compensation expense. No non-vested share-based compensation arrangements existed as of December 31, 2006.

17

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

7. Share-Based Compensation - (Continued)

In years ended December 31, 2005 and 2004, the Company adopted the disclosure-only provisions of SFAS 123. Accordingly, no compensation expense had been recognized for the stock option plan. Had compensation expense for the Company’s stock option plan been determined, based on the fair value at the grant date for awards, the Company’s net earnings and earnings per share would have been reduced to the pro forma amounts indicated below:
	2006	2005	2004
Net earnings as reported	$226,089	$113,063	$174,820
Share-based compensation as reported	6,287	-	-
Net earnings (loss) pro forma	129,633	(23,486)	18,434
Earnings per share – as reported	0.04	0.02	0.03
Earnings per share – pro forma	0.03	(0.01)	0.01

No material earnings (loss) per share difference exists between basic earnings (loss) per share and diluted earnings (loss) per share.

18

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

7. Share-Based Compensation - (Continued)

A summary of option activity follows:
	Number Out-standing	Weighted-Average Exercise Price per share	Weighted-Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Balance at 12/31/03	530,000	$0.42	1.1	$ 79,700
Granted	195,000	0.80
Exercised	(50,000)	0.41
Canceled	(170,000)	0.44
Balance at 12/31/04	505,000	0.56	1.1	105,400
Granted	195,000	0.78
Exercised	-	-
Canceled	(155,000)	0.40
Balance at 12/31/05	545,000	0.68	1.1	31,000
Granted	215,000	0.68
Exercised	(5,000)	0.40
Canceled	(195,000)	0.48
Balance at 12/31/06	560,000	0.72	1.1	-
Exercisable at 12/31/06	560,000	0.72	1.1	-

The aggregate intrinsic value in the table above is before applicable income taxes and represents the amount optionees would have received if all options had been exercised on the last day of the period indicated, based on the Company’s adjusted closing stock price.

8. Employee Profit Sharing Bonus Program

The Company makes contributions to the Employees Profit Sharing Bonus Program (a non-qualified plan) based upon ten percent of the first $100,000 of pre-tax net income plus eight percent on pre-tax net income in excess of $100,000. The Company has accrued contributions for the years 2006, 2005, and 2004, of $31,998, $17,370, and $24,794, respectively.

19

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

9. Earnings Per Share

The following table represents the calculation of net earnings per common share - basic and diluted:
	2006	2005	2004
Net income	$ 226,089	$ 113,063	$ 174,820
Basic earnings per share:
Weighted average shares outstanding	5,152,968	5,148,667	5,104,678
Diluted earnings per share:
Weighted average shares outstanding	5,152,968	5,148,667	5,104,678
Incremental shares from assumed conversion of stock options	12,378	75,137	167,933
Weighted average shares outstanding	5,165,346	5,223,804	5,272,611
Net earnings per common share-basic	$ 0.04	$ 0.02	$ 0.03
Net earnings per common share-diluted	$ 0.04	$ 0.02	$ 0.03

10. Leases

The Company leases its facilities from a port authority, under beneficial terms, for $3,263 monthly for three years, expiring in September 2008, with annual increases based upon the Consumer Price Index. The lease expense for the years ended December 31, 2006, 2005, and 2004 was $39,672, $34,446 and $31,200, respectively.

Future minimum lease payments required under the above operating lease for the years ending December 31, follows:
2007	$41,733
2008	32,459
$74,192

20

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

11. Related Party Transactions

For the years ended December 31, 2006, 2005, and 2004; services in the amount of $152,520, $146,421, and $164,279, respectively, were contracted with a manufacturing process company, Manufacturing Services, Inc., of which the owner/president is a member of the Board of Directors of Electronic Systems Technology, Inc. Accounts payable include $7,693 of payables to Manufacturing Services, Inc., at December 31, 2006.

12. Commitments and Contingencies

The Company purchases certain key components necessary for the production of its products from a limited number of suppliers. The components provided by the suppliers could be replaced or substituted by other products. It is possible that if this action became necessary, an interruption of production and/or material cost expenditures could take place.

13. Segment Reporting

Segment information is prepared on the same basis that the Company’s management reviews financial information for operational decision making purposes. Electronic Systems Technology, Inc., has two reportable segments, domestic and foreign, based on the geographic location of the customers. Both segments sell radio modem products (requiring an FCC license or license free Ethernet products), related accessories for radio modem products for industrial automation projects, and mobile data computer products. The foreign segment sells the Company’s products and services outside the United States.

21

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

13. Segment Reporting - (Continued)

Domestic customers represent approximately eighty-one percent of total net revenues. Foreign customers represent approximately nineteen percent of total net revenues. One individual customer comprised more than ten percent of sales revenue. Revenues from foreign countries consist primarily of revenues from Canada, Mexico, and South American countries.

The accounting policies of the segments are the same as those described in the summary of significant accounting policies, Note 1. Management evaluates performance based on net revenues and operating expenses. Administrative functions such as finance and information systems are centralized. However, where applicable, portions of the administrative function expenses are allocated between the operating segments. The operating segments share the same manufacturing and distributing facilities. Costs of operating the manufacturing plant, equipment, inventory, and accounts receivable are allocated directly to each segment.

22

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

13. Segment Reporting - (Continued)

Summary financial information for the two reportable segments is as follows:

	Domestic	Foreign	Unallocated Corporate	Total
2006
Total net revenues	$2,149,021	$517,099	$ -	$2,666,120
Earnings/loss before tax	427,513	189,327	(273,826)	343,014
Depreciation/amortization	58,610	-	2,224	60,834
Identifiable assets	498,439	48,055	2,773,357	3,319,851
Net capital expenditures	27,525	-	600	28,125

2005
Total net revenues	$2,001,143	$459,363	$ -	$2,460,506
Earnings/loss before tax	225,967	169,632	(220,842)	174,757
Depreciation/amortization	71,023	-	2,859	73,882
Identifiable assets	394,196	3,930	2,596,455	2,994,581
Net capital expenditures	18,067	-	-	18,067

2004
Total net revenues	$1,932,642	$507,491	$ -	$2,440,133
Earnings/loss before tax	261,378	220,238	(221,490)	260,126
Depreciation/amortization	67,247	-	2,380	69,627
Identifiable assets	471,674	27,144	2,226,398	2,725,216
Net capital expenditures	88,628	-	7,527	96,155

23

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

SUPPLEMENTAL SCHEDULES

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

SUPPLEMENTAL SCHEDULES OF OPERATING EXPENSES

FOR THE YEARS ENDED DECEMBER 31, 2006, 2005, AND 2004

	2006	2005	2004
Advertising	$ 17,558	$ 12,679	$ 17,160
Amortization	1,433	2,851	4,257
Bad Debt	5,059	5,116	-
Commissions-sales	4,144	5,291	6,706
Dues and subscriptions	1,740	3,329	3,583
Depreciation	59,401	71,031	65,370
Insurance	13,618	14,764	14,263
Materials and supplies	49,850	25,789	31,920
Office and administration	13,253	13,127	13,001
Printing	8,543	8,898	6,839
Professional services	191,817	100,785	96,039
Rent and utilities	53,751	44,072	39,170
Repair and maintenance	17,533	16,435	24,774
Salaries	822,995	835,178	810,901
Taxes	189,204	194,849	175,830
Telephone	12,935	15,161	12,845
Trade shows	46,527	41,071	40,075
Travel expenses	85,145	119,278	91,879
	1,594,506	1,529,704	1,454,612
Expenses allocated to cost of sales	(311,745)	(389,530)	(365,216)
	$1,282,761	$1,140,174	$1,089,396

24

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

SUPPLEMENTAL SCHEDULES OF SELECTED FINANCIAL DATA

FOR THE YEARS ENDED DECEMBER 31, 2006, 2005, 2004, 2003 AND 2002

	2006	2005	2004	2003	2002
Sales - net	$2,617,810	$2,417,700	$2,416,625	$2,209,841	$2,050,221
Gross profit	1,599,012	1,305,017	1,332,777	1,158,444	1,076,593
Income before provision for income taxes	343,014	174,757	260,126	173,901	327,617
Provision for income taxes	116,925	61,694	85,306	50,895	114,041
Net income (loss)	226,089	113,063	174,820	123,006	213,576
Other comprehensive loss, net of tax	-	(5,905)	(6,350)	(5,465)	(4,182)
Comprehensive income (loss)	226,089	107,158	168,470	117,541	209,394
Net income per share - basic	0.04	0.02	0.03	0.02	0.04
Weighted average number of shares outstanding	5,152,968	5,148,667	5,104,678	5,098,667	5,098,667
Total assets	3,319,851	2,994,581	2,983,296	2,822,689	2,742,170
Stockholders’ equity	2,959,000	2,759,144	2,698,761	2,560,778	2,519,544
Stockholders’ equity per share	0.57	0.54	0.53	0.50	0.49
Working capital	2,824,793	2,588,752	2,498,881	2,355,418	2,351,155
Current ratio	10.1:1	15.7:1	13.0:1	12.6:1	13.2:1
Equity to total assets	89%	92%	90%	91%	92%

25

MOE O'SHAUGHNESSY & ASSOCIATES, P.S
Certified Public Accountants

CONSENT OF REGISTERED PUBLIC ACCOUNTANTS

Electronic Systems Technology, Inc.
Board of Directors
Kennewick, Washington

We hereby consent to the use of our opinion, dated February 16, 2007, on the financial statements of Electronic Systems Technology, Inc., for the years ended December 31, 2006 and 2005 in the Form 10-KSB.

MOE O'SHAUGHNESSY & ASSOCIATES, P.S.

/s/ JENNY E. ANDERSON

Jenny E. Anderson,
Certified Public Accountant

Spokane, Washington
February 23, 2007

427 W. Sinto Avenue, Ste 200, Spokane, Washington 99201
Phone (509) 325-4900 Fax (509) 325-9345 E-mail moaps@qwest.net

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

CODE OF ETHICS

INTRODUCTION

This Code of Ethics applies to the employees, officers and directors of Electronic Systems Technology Inc. It covers a variety of business practices, procedures and situations. It does not address every situation that may arise, but provides basic principles as a guide. It is intended to promote honest and ethical conduct at all levels of Electronic Systems Technology Inc. Our employees, officers and directors must conduct themselves accordingly and seek to avoid even the appearance of improper behavior.

If a policy in this Code conflicts with a law, you must comply with the law. If a local custom or policy conflicts with this Code, you must comply with the Code. Any variance between local customs or policies and this Code should be brought to the attention of management or the directors. If you have any questions about conflicts, you should ask your supervisor for guidance on how to handle the situation.

Those who violate the standards in this Code will be subject to disciplinary action. If you are in a situation that you believe may violate or lead to a violation of this Code, follow the guidelines listed in "Reporting Illegal, Unethical Behavior and Violations of this Code", which follow later in this Code.

COMPLIANCE WITH LAWS AND REGULATIONS

Obeying the law is the foundation of Electronic Systems Technology’s ethical standard. All employees must obey the laws of the jurisdictions in which we operate. Employees are not expected to know all the details of these laws but it is vital to know enough to determine when to seek advice from supervisors or managers.

We apply standards of full, fair, accurate, timely, and understandable disclosure in reports and documents that are filed or submitted to the Securities and Exchange Commission, and in other public communications as well.

Our advertising, sales, and promotional literature seeks to be truthful, accurate, and free from false claims.

HEALTH AND SAFETY

Electronic Systems Technology strives to provide employees with a safe and healthy workplace. Every employee is responsible for maintaining a safe and healthy workplace by following safety and health rules and practices.

Violence and threatening behavior are not permitted. Employees are expected to report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol.

DISCRIMINATION AND HARASSMENT

Diversity among the employees of Electronic Systems Technology’s a valuable asset. We are committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment of any kind.

FAIRNESS AND HONESTY IN DEALINGS WITH ELECTRONIC SYSTEMS TECHNOLOGY INC.

CONFLICTS OF INTEREST

Conflicts of interest exist when an employee’s, officer’s or director’s personal interest interferes with the interests of Electronic Systems Technology. A conflict situation can arise when an employee, officer or director actions or interests may make it difficult to perform his or her Electronic Systems Technology work effectively and objectively. Conflicts of interest may arise when an employee, officer or director, or family member receives improper personal benefits as a result of their position in Electronic

Systems Technology. Loans to or guarantees of obligations of, employees or family members may create conflicts of interest.

It is almost certainly a conflict of interest for an Electronic Systems Technology employee to work simultaneously for a customer,

competitor or supplier. Working for a competitor as a consultant or board member is prohibited. It is best to avoid any direct or indirect business connection with our customers, supplier or competitors, except on behalf of Electronic Systems Technology.

Conflicts of interest are prohibited as a matter of Electronic Systems Technology policy, except under guidelines approved by the Board of Directors. Occurrences of conflicts of interest may not always be clear-cut. If you have a question, you should consult with senior management or, if you are a director or member of senior management, Electronic Systems Technology’s outside legal counsel, Velikanje, Moore & Shore, P.S. An employee, officer or director who becomes aware of a potential conflict of interest should bring it to the attention of a supervisor or manager or consult "Reporting Illegal, Unethical Behavior and Violations of this Code", which follows later in this Code.

PROTECTION AND PROPER USE ELECTRONIC SYSTEMS TECHNOLOGY ASSETS

Employees are to endeavor to protect Electronic Systems Technology’s assets and ensure the efficient use of those assets. Theft, carelessness and waste directly effect Electronic Systems Technology’s profitability. Any suspected incident of fraud or theft should be immediately reported for investigation. Electronic Systems Technology equipment should not be used for non-Electronic Systems Technology business, though incidental personal use may be permitted.

Employees have an obligation to protect Electronic Systems Technology’s assets, which extends to its proprietary information. Proprietary information includes intellectual property, customer information, trade secrets, patents, trademarks, copyrights, business and marketing plans, engineering and manufacturing ideas, designs, databases, records, salary information and any unpublished financial data. Unauthorized use or distribution of this type of information violates Electronic Systems Technology policy, and could also be illegal and result in civil or criminal penalties.

Electronic Systems Technology complies with U.S. law that prohibits participation in international boycotts that are not sanctioned by the U.S. government.

In order to protect U.S. national security, the United States government restricts the export of certain technology and products, including certain computer software and technical goods and data. Electronic Systems Technology observes restrictions applicable to our business placed on the export and re-export of a U.S. product or component of a product, good, service, or technical data.

CORPORATE OPPORTUNITIES

Employees, officers and directors are prohibited from personally exploiting opportunities that are discovered through the use of corporate property, information or position without the prior consent of the Board of Directors. No employee may use corporate property, information, or position for improper personal gain, and no employee may compete with Electronic Systems Technology directly or indirectly. Employees, officers and directors are obligated to advance Electronic Systems Technology’s legitimate interests when opportunity to do so arises.

FAIRNESS AND HONESTY IN DEALING WITH OTHERS

We seek to outperform our competition using competitive advantages found through superior performance, never through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent is not tolerated. Each employee should respect the rights of and deal fairly with Electronic Systems Technology’s customers, suppliers, competitors and employees. No employee should take unfair advantage of anyone by employing manipulation, concealment, abuse of privileged information, or misrepresentation of material facts.

To preserve Electronic Systems Technology’s valuable reputation, compliance with our quality and safety processes is vital.

Operations must be conducted in accordance with all applicable regulations. Compliance with all regulations and laws should be given priority over the opportunity to profit or gain competitive advantage. Business entertainment and gifts in a commercial setting serves the purpose to create good will and improve working relationships, not to gain unfair advantage with suppliers and customers.

No gift or entertainment should ever be offered, given or accepted by any Electronic Systems Technology employee or family member unless the gift or entertainment is: not a cash gift, consistent with customary business practice, not excessive in value, cannot be construed as a bribe or payoff and does not violate any laws or regulations. Please consult with your supervisor or manager any gift that you are not certain is appropriate.

United States law prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. Additionally, the United States government has laws and regulations regarding business gratuities that may be accepted by United States government personnel. The promise, offer or delivery to an official or employee of the U.S. Government of a gift, favor or other gratuity in violation of these rules would not only violate Electronic Systems Technology policy, but could also be a criminal offense. State and local governments may have similar regulations. Electronic Systems Technology’s senior management or legal counsel can provide guidance regarding this subject.

CONFIDENTIALITY

Employees must maintain the confidentiality of confidential information entrusted to them by Electronic Systems Technology, its suppliers and customers, except when senior management explicitly authorizes disclosure or as required by law. Confidential information includes all non-public information that might be of use to competitors, or harmful to Electronic Systems Technology or its customers, if disclosed as well as information that suppliers and customers have entrusted to us. Employees are bound by executed nondisclosure agreements, even after employment with Electronic Systems Technology has ceased.

FAIRNESS AND HONESTY IN DISCLOSURE TO THE PUBLIC

INSIDER TRADING

Employees, directors and officers with access to confidential information are not permitted to use or share that information for stock trading or any other purpose except the conduct of Electronic Systems Technology’s business. All non-public information about Electronic Systems Technology should be considered confidential information. The use of non-public information for personal financial benefit or to inform others who might make investment decisions regarding Electronic Systems Technology stock on the basis of this information is not only unethical but also illegal and subject to civil and criminal penalties. If you have any questions concerning possible insider trading issues, please consult senior management or, if you are a director or member of senior management, Electronic Systems Technology’s outside securities counsel, Charles A. Cleveland P.S.

RECORD KEEPING

Honesty and accuracy is required in the recording and reporting of information for Electronic Systems Technology in order to make responsible business decisions. This applies to all facets of information pertaining to Electronic Systems Technology, including accurate number of hours worked by employees, business expense accounts and material cost information. If you need guidance regarding these issues, consult with your supervisor.

Electronic Systems Technology’s records, accounts, financial information and resulting financial statements must be maintained in reasonable detail, must appropriately reflect Electronic Systems Technology’s transactions and financial condition and must conform to both applicable legal requirements and Electronic Systems Technology’s internal controls.

Business records and communications often become public. Exaggeration, guesswork, derogatory remarks, and other items that can be misunderstood should be avoided. This applies to all methods of communication, including e-mail, memos, and reports. Records should be retained or destroyed in accordance with Electronic Systems Technology’s record maintenance policies. In the event of litigation or governmental investigation, consult senior management or, if you are a director or member of senior management, Electronic Systems Technology’s outside legal counsel, Velikanje, Moore & Shore P.S.

CHIEF EXECUTIVE AND FINANCIAL OFFICERS

The Electronic Systems Technology Code of Ethics is designed to promote and ensure full, fair, accurate, timely and understandable disclosure in Electronic Systems Technology’s Securities and Exchange Commission filings and other public communications. Electronic Systems Technology’s Chief Executive and Financial Officers hold vital and critical roles in corporate governance. They have both the responsibility and authority to protect, balance, and preserve the interests of Electronic Systems Technology’s shareholders, customers, employees and suppliers. The Chief Executive and Financial Officers fulfill this responsibility by establishing and enforcing the policies and procedures employed in Electronic Systems Technology’s financial organization and by demonstrating the following:

  Exhibiting and promoting the highest standards of honest and ethical conduct through the establishment and operation of policies that:

Encourage professionalism and integrity in all aspects of the financial organization, by eliminating barriers to responsible behavior, such as coercion, fear of reprisal or alienation, from both the financial and complete organization.

Prevent and eliminate conflicts between the best interest of the enterprise and the personal interest and material personal gain for members of the financial organization, including the Chief Executive and Financial Officers

Provide a mechanism for finance organization members to inform senior management of deviations from policies and procedures governing honest and ethical behavior.
  The Chief Executive and Financial Officers will establish, manage and maintain the organizations transaction and reporting procedures and systems to ensure that:

Transactions are properly authorized and completely, accurately and timely recorded on Electronic Systems Technology’s books and records in accordance with Generally Accepted Accounting Principles (GAAP) and established Electronic Systems Technology financial organization policy.

Retention or disposal of Electronic Systems Technology records is in accordance with applicable legal requirements.

Periodic financial communication and reports are delivered with a high degree of clarity of content and meaning so that readers and users can determine their significance and consequence.

PROCEDURES FOR COMPLIANCE WITH THE CODE OF ETHICS

All of us must work to ensure prompt and consistent action against violations of the Code of Ethics. In some situations, determining right from wrong can be difficult. Since every situation that will arise cannot be anticipated, it is vital that we have a way to approach a new question or problem. Steps to keep in mind when confronted with such as situation:

In order to reach the right solution, be as fully informed as possible. Make sure you have all the facts.

We should ask ourselves: What am I being asked to do? Does it seem unethical or improper? This will allow you to focus on specific questions you are faced with and what alternatives you have. Use judgement and common sense. If something seems unethical or improper, it usually is.

Determine your responsibility. In the majority of situations, responsibility is shared. Inform your colleagues, as it may be helpful involve others and discuss the problem.

Consult with your supervisor about the problem. This is the basic guidance for all situations. In most cases, your supervisor will be more knowledgeable about the situation and is valuable in the decision-making process. Remember your supervisor is responsible to assist in problem solving.

Seek assistance from Electronic Systems Technology resources. In the unusual instance when it may not be appropriate to discuss an issue with your supervisor, or if you are not comfortable approaching your supervisor with an issue, discuss it with senior management, if you are a director or member of senior management, Electronic Systems Technology’s legal counsel, Velikanje, Moore & Shore P.S. If you prefer to write, address your concerns to: Chief Executive Officer, Electronic Systems Technology Inc, 415 N. Quay St. Suite 4, Kennewick WA 99336.

Always ask first, act later: If you are uncertain of what to do in any situation, seek guidance before you act.

You may report ethical violations in confidence, without fear of retaliation. If your situation requires your identity be kept secret, your anonymity will be protected. Retaliation of any kind against employees making good faith reports of ethical violations is not permitted.

REPORTING ILLEGAL, UNETHICAL BEHAVIOR AND VIOLATIONS OF THIS CODE

Employees are encouraged to consult with supervisors and managers about any observed illegal or unethical behavior and any violations of this Code of Ethics. When in doubt about the best course of action in a particular situation, employees are encouraged to consult with their supervisor or manager. Retaliation for reports of misconduct made in good faith is not permitted. Employees are obligated to fully cooperate in investigations of misconduct.

WAIVERS OF THE CODE OF ETHICS

Any waiver of this Code for executive officers, directors or employees of Electronic Systems Technology, may be made only by the Board of Directors, or the Audit Committee of the Board of Directors. Any such waiver will be promptly disclosed as necessary and as may be required by law or stock exchange regulation.

CORPORATE DIRECTORY

DIRECTORS

Tommy L. Kirchner
President
Chief Executive Officer
Electronic Systems Technology Inc.

Robert Southworth
Patent Attorney (Retired)
U.S. Department of Energy

Melvin H. Brown
President/Chief Executive Officer (Retired)
Manufacturing Services, Inc.

Jon Correio
Vice President, Finance & Administration
Electronic Systems Technology, Inc.

John L. Schooley
Former President of Remtron, Inc.

EXECUTIVE OFFICERS

T. L. Kirchner
President/Chief Executive Officer

Jon Correio
Secretary/Treasurer

CORPORATE HEADQUARTERS

Electronic Systems Technology, Inc.
415 N. Quay Street, Bldg B1
Kennewick, Washington 99336
(509) 735-9092
(509) 783-5475 (Facsimile)

INDEPENDENT AUDITORS

Moe O’Shaughnessy & Associates, P.S.
427 W Sinto Ave., Ste. 200
Spokane, Washington 99201

TRANSFER AGENT

Computershare Investor Services
350 Indiana Street, Suite 800
Golden CO 80401
(303) 262-0600

The Transfer Agent should be contacted for questions regarding changes in address, name, or ownership, lost certificates, and consolidation of account. When corresponding with the Transfer Agent, shareholders should state the exact name(s) in which the stock is registered and certificate number of the certificate(s).

FORM 10-KSB

A copy of the Company’s Form 10-KSB, as filed with the Securities and Exchange Commission, is available upon request.

CORPORATE AND INVESTOR INFORMATION

Please direct inquiries to:
Investor Relations Department
Electronic Systems Technology, Inc.
415 N. Quay Street, Bldg B1
Kennewick, Washington 99336

ANNUAL MEETING

The annual meeting of stockholders of Electronic Systems Technology, Inc. will be held at 3:00 p.m. on June 1, 2007, at:
Red Lion Hotel
1101 N. Columbia Center Blvd.
Kennewick, Washington 99336

All stockholders are encouraged to attend.